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                                                                 Exhibit (h)(21)


                     Nicholas-Applegate Institutional Funds
                          600 West Broadway, 30th Floor
                           San Diego, California 92101


                                  May 17, 2002


Nicholas-Applegate Capital Management
600 West Broadway, 29th Floor
San Diego, California 92101


Ladies and Gentlemen:

This will confirm our agreement pursuant to which Nicholas-Applegate Capital Management (the "Adviser") will waive its fees and absorb other operating expenses of High Quality Bond Series of the Nicholas-Applegate Institutional Funds so that total operating expenses, excluding taxes, interest and brokerage, do not exceed 0.45% for the Class I shares and 0.70% for the Class R shares through March 31, 2003. In subsequent years, overall operating expenses for the series will not fall below the applicable percentage limitation until the Adviser has been fully reimbursed for fees foregone and expenses paid under this Agreement, as each series will reimburse the Adviser in subsequent years when operating expenses (before reimbursement) are less than the applicable percentage limitation.

                                            Very truly yours,



                                            ----------------------
                                            Deborah A. Wussow
                                            Assistant Secretary



AGREED:
Nicholas-Applegate Capital Management



By:
     ----------------------
     Charles H. Field, Jr.
     Deputy General Counsel